EXHIBIT 10(j)(2)(A)
First Amendment to
American Electric Power Company, Inc.
Stock Unit Accumulation Plan
For Non-Employee Directors
(As Amended December 10, 2003)

This Amendment is made to the American Electric Power Company, Inc. Stock Unit Accumulation Plan For Non-Employee Directors (the “Plan”) to clarify the manner in which the provisions for the payment of a Participant’s Account have been modified to better assure compliance with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended.

1. New Sections 3.17 and 3.18 are added to the Plan to read as follows:

“3.17 “First Date Available” means the date of the Participant’s Termination.

3.18 “Code” means the Internal Revenue Code of 1986, as amended.”

2. Article 6 of the Plan is amended effective January 1, 2005 to read as follows:

“Article 6
Payment of Stock Units

6.1 Manner of Payment Upon Termination

(a)	All amounts credited to a Participant’s Account shall be paid to the Participant in accordance with the Participant’s effective election in one of the following forms

(i)	A single lump sum distribution
(A)	as of the First Date Available; or
(B)	as of the fifth anniversary of the First Date Available; or

(ii)	In five (5) annual installments commencing
(A)	as of the First Date Available; or
(B)	as of the fifth anniversary of the First Date Available; or

(iii)	In ten (10) annual installments commencing as of the First Date Available.

(b)	For this purpose, a Participant’s election under Section 6.1 shall not be effective unless all of the following requirements are satisfied.

(i)	The election is submitted to the Company in writing in a form determined by the Committee to be acceptable;

(ii)
The election is submitted timely. For purposes of this Section 6.1(b)(ii), a distribution election will be considered “timely” only if it satisfies the requirements of (A), (B) or (C), below, as may be applicable:

(A)	Within 30 days after the beginning of his or her initial term of office as a Director; or
(B)
During the 2007 Distribution Election Period, but only with regard to the last distribution election form submitted by such Participant during such a period as is applicable to that Participant. For this purpose, the “2007 Distribution Election Period” shall be such period during which one or more Participants are given the opportunity to select among the options set forth in Section 6.1(a), provided that such period shall end no later than December 31, 2007 or, with respect to a particular Participant, such earlier date of such Participant’s Termination; or

(C)	At least one year prior to the date of the Participant’s Termination.

(iii)
Unless submitted under the terms and conditions described in Section 6.1(b)(ii)(A) or (B), the election makes a permissible change in the distribution option selected. A change in the distribution option will be considered permissible for purposes of the immediately preceding sentence only if the new distribution election selects an option that results in the deferral of the first scheduled payment by at least 5 years. For purposes of compliance with the rule set forth in Section 409A(a) of the Code (and the regulations issued thereunder), each distribution option described in Section 6.1(a) shall be treated as a single payment as of the first scheduled payment date.

(iv)
If the Participant is submitting the election pursuant to paragraph (b)(ii)(B) to change the timing or form of distribution that is then in effect with respect to the Participant’s Career Share Account, the newly selected option may not defer payments that the Participant would have received in 2007 if not for the new distribution election nor cause payments to be made in 2007 if not for the new distribution election.

(c)
For purposes of this Section 6.1(b), if a Participant’s effective distribution election form was submitted using the options that had been made available under the Plan as in effect prior to January 1, 2005 [i.e., as either (A) a single lump-sum payment, or in annual installment payments over not more than ten years; (B) commencing within 10 days after the date of the Participant’s Termination or up to five years after the Participant’s Termination], then:

(i)
If the Participant’s Termination occurs prior to the expiration of the 2007 Distribution Election Period last applicable to the Participant, the Participant’s effective distribution election form shall be given full effect; and

(ii)
If the Participant’s Termination occurs after the expiration of the 2007 Distribution Election Period last applicable to such Participant, the Participant shall be considered to have elected the corresponding option as set forth in Section 6.1(a).

(d)
If a Participant fails to submit an effective distribution election with regard to his Account that satisfies the requirements of Section 6.1(b)(ii)(A) (upon commencement of initial term) or Section 6.1(b)(ii)(B) (during an applicable 2007 Distribution Election Period), as applicable, by the applicable due date, such Participant shall be considered to have elected a distribution of his or her Account in a single lump sum as of the First Date Available.”

6.2 Manner of Payment Upon Death

Notwithstanding the Participant’s election, if a Participant dies while amounts remain credited to the Participant’s Account, the balance of the Account will be paid in a lump sum in cash as soon as reasonably practicable after the date of the Participant’s death to the Beneficiary or the Participant’s estate, as the case may be.

6.3 Determination of Cash Payments Attributable to Stock Units

The amount to be distributed pursuant to Section 6.1 or 6.2 shall be based upon the value of the Stock Units in the Participant’s Account determined as of the applicable distribution date (or, if that is not a business day, then as of the next business day thereafter) and shall be paid to such Participant as soon as administratively practicable thereafter. The value of Stock Units shall be calculated on the basis of the average of the Market Value of the Common Stock for the last 20 trading days prior to the applicable distribution date.

6.4 Avoiding Violation of Applicable Law

Notwithstanding any provision of this Article to the contrary, payment to a Participant will be delayed at any time that the Company reasonably anticipates that the making of such payment will violate Federal securities laws or other applicable law; provided however, that any payments so delayed shall be paid at the earliest date at which the Company reasonably anticipates that the making of such payment will not cause such violation.”

3. The definition of “Change in Control” set forth in Article 10 of the Plan is amended effective January 1, 2005 to read as follows:

“A “Change in Control” means a change in control of the Company as provided under Section 409A(a)(2)(A)(v) of the Code.”

Signed this 9th day of February, 2007.

AMERICAN ELECTRIC POWER COMPANY, INC.

By           /s/ Jeffrey D. Cross
Jeffrey D. Cross, Assistant Secretary